Exhibit 99.1
ANNOUNCES TERMINATION OF FORMAL SEC INVESTIGATION
Mayagüez, Puerto Rico, November 15, 2007. W Holding Company, Inc. (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico, today announced that the Securities and Exchange Commission (SEC) has formally notified W Holding that the SEC investigation related to the other-than-temporary impairment charges announced by W Holding in April 2003 in connection with its investments in corporate bond and loan obligations has been completed and closed. No enforcement action has been recommended against W Holding or any of its officers.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.